As filed with the Securities and Exchange Commission on May 21, 2019

Registration No. 333-212778

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

The Hartford Financial Services Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	13-3317783
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

One Hartford Plaza

Hartford, Connecticut 06155

(860) 547-5000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David C. Robinson

Executive Vice President and General Counsel

One Hartford Plaza

Hartford, Connecticut 06155

(860) 547-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Craig B. Brod Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 (212) 225-2000	Joseph A. Hall Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000

Approximate date of commencement of the proposed sale to the public: Not Applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

REMOVAL OF SECURITIES FROM REGISTRATION

We previously registered for sale, under a Registration Statement on Form S-3, as amended (Registration No. 333-212778) (the “Registration Statement”), (i) senior debt securities of The Hartford Financial Services Group, Inc. (the “Company”) (the “Senior Debt Securities”); (ii) subordinated debt securities of the Company (the “Subordinated Debt Securities”); (iii) junior subordinated debt securities of the Company (the “Junior Subordinated Debt Securities,” and, together with the Senior Debt Securities and the Subordinated Debt Securities, the “Debt Securities”); (iv) shares of the Company’s preferred stock, par value $.01 per share (the “Preferred Stock”); (v) shares of the Company’s common stock, par value $.01 per share (the “Common Stock”); (vi) fractional interests in Debt Securities or Preferred Stock evidenced by depositary receipts (the “Depositary Shares”); (vii) warrants to purchase Debt Securities, Preferred Stock, Common Stock or other types of securities, property or assets as well as other warrants (the “Warrants”); (viii) contracts for the purchase or sale of Preferred Stock, Common Stock or other securities, property or assets (the “Stock Purchase Contracts”); and (ix) stock purchase units representing ownership of Stock Purchase Contracts, Debt Securities (or undivided beneficial interests therein), Depositary Shares or debt obligations of third parties, including United States Treasury securities (the “Stock Purchase Units,” together with the Debt Securities, Preferred Stock, Common Stock, Depositary Shares, Warrants and Stock Purchase Contracts, the “Securities”). By filing this Post-Effective Amendment No. 1 to the Registration Statement, we hereby remove from registration all of the Securities that remain unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the removal from registration of such Securities.

EXHIBIT INDEX

Exhibit No.	Description

24.01	Power of Attorney of certain officers and directors of The Hartford.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, The Hartford Financial Services Group, Inc. (i) certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and (ii) has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in Hartford, Connecticut, on this 21st day of May, 2019.

THE HARTFORD FINANCIAL SERVICES GROUP, INC.

By:	/s/ Donald C. Hunt
	Name:	Donald C. Hunt
	Title:	Vice President and Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Christopher J. Swift Christopher J. Swift	Chairman and Chief Executive Officer (Principal Executive Officer)	May 21, 2019

/s/ Beth Costello Beth Costello	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 21, 2019

/s/ Scott R. Lewis Scott R. Lewis	Senior Vice President and Controller (Principal Accounting Officer)	May 21, 2019

* Robert B. Allardice, III	Director	May 21, 2019

* Carlos Dominguez	Director	May 21, 2019

* Trevor Fetter	Director	May 21, 2019

* Kathryn Mikells	Director	May 21, 2019

* Michael G. Morris	Director	May 21, 2019

* Julie G. Richardson	Director	May 21, 2019

* Teresa W. Roseborough	Director	May 21, 2019

* Virginia Ruesterholtz	Director	May 21, 2019

* Greig Woodring	Director	May 21, 2019

*By:	/s/ Donald C. Hunt
Donald C. Hunt As Attorney-in-Fact

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